Exhibit 99.6

CONSENT OF NEEDHAM & COMPANY, LLC

We hereby consent to the inclusion in the Registration Statement of Yumanity Therapeutics, Inc. on Form S‑4 and in the proxy statement/prospectus/information statement  of Yumanity Therapeutics, Inc. and Kineta, Inc., which is part of the Registration Statement, of our opinions dated June 5, 2022 to the Board of Directors of Yumanity Therapeutics, Inc. attached as Annexes C and F to such proxy statement/prospectus/information statement and to the references to our opinions and our name under the captions “Prospectus Summary—Opinion of Yumanity’s Financial Advisor Related to the Merger,” “Prospectus Summary—Opinion of Yumanity’s Financial Advisor Related to the Asset Sale,” “The Transactions—Background of the Transactions,” “The Transactions—Yumanity’s Reasons for the Transactions,” “The Transactions—Opinion of Yumanity’s Financial Advisor Related to the Merger,” and “The Transactions—Opinion of Yumanity’s Financial Advisor Related to the Asset Sale.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Needham & Company, LLC

Needham & Company, LLC

August 26, 2022